UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2013

Warwick Valley Telephone Company

(Exact name of registrant as specified in its charter)

New York	1-35724	14-1160510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47 Main Street, Warwick, New York	10990
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  845-986-8080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2013, Warwick Valley Telephone Company (the “Company”) announced the termination of an employment agreement between the Company and Mr. Albro, dated December 14, 2011 (the “Employment Agreement”), and the departure of Duane W. Albro as Chief Executive Officer of the Company, effective immediately.  The Company also announced that Mr. Albro will continue to serve as a member of the Company’s Board of Directors until his term expires at the Company’s 2013 Annual Meeting of Shareholders, which the Company expects will be held in May 2013 (the “2013 Meeting”).  Mr. Albro will not stand for reelection at the 2013 Meeting.

Under the terms of the Employment Agreement, Mr. Albro is entitled to receive the following payments and benefits due to his departure: (i) payment of his base salary and other benefits through the date of termination; (ii) a lump-sum cash payment of $53,365.84, which represents Mr. Albro’s accrued and unused vacation time; and (iii) a lump-sum cash payment for the reimbursement of any appropriately documented and accrued but unpaid expense reimbursements, if any.  Further, under the Employment Agreement, Mr. Albro is entitled to receive the following payments and benefits, provided that he executes, and does not revoke, a release and waiver of claims in favor of the Company: (i) a lump-sum cash payment equal to $375,000, which represents one year’s annual salary, payable within 90 days of the date of Mr. Albro’s termination; and (ii) the continuation of Mr. Albro’s welfare benefits for one year from the date of Mr. Albro’s termination.  The Company and Mr. Albro are currently negotiating a separation and release agreement that, if executed, will include a release and waiver of claims in favor of the Company.

David J. Cuthbert, currently the Company’s President and Chief Operating Officer, has been appointed as the Company’s President and Chief Executive Officer, effective immediately.    Mr. Cuthbert will continue to serve as a Director of the Company, and will stand for reelection as a Director at the 2013 Annual Meeting of Shareholders.

Mr. Cuthbert, age 38, was appointed the Company’s Chief Operating Officer in August 2011, and the Company’s President in July 2012.  Mr. Cuthbert joined the Company in August 2011 in connection with the Company’s acquisition of substantially all of the assets of Alteva, LLC, a cloud-based Unified Communications solutions provider and enterprise hosted Voice over Internet Protocol provider.  Mr. Cuthbert has 14 years of broad operational management and leadership experience.  He joined Alteva, LLC in 2006 as the Director of Operations and in August 2010 became President and Chief Executive Officer.  Mr. Cuthbert is a graduate of the United States Naval Academy and a former Naval Special Operations Officer. In this capacity, he led underwater and land bomb disposal teams domestically and abroad.  In 2003, Mr. Cuthbert was assigned leadership responsibility for the Navy’s leading nuclear weapon casualty response detachment. His process innovation and mission accomplishment record earned him several high level unit and individual awards for leadership.  Mr. Cuthbert is active in groups advocating cloud-based unified communications solutions and is a founding member of “The Captains”— a Naval Academy networking group focused on professional development, peer mentorship, and social responsibility.  Mr. Cuthbert also serves on the Board of Trustees for the United States Naval Academy Foundation.

On October 21, 2012, the Company purchased 25,148 shares of the Company’s common stock directly from David Cuthbert pursuant to a Lockup and Put Agreement between the Company and Mr. Cuthbert.  The shares were purchased for an aggregate purchase price of $369,172.64. The Company entered into such Lockup and Put Agreement with Mr. Cuthbert in connection with the Company’s acquisition of substantially all the assets of Alteva, LLC, and there are no additional shares outstanding that are subject to the Lockup and Put Agreement.  The Company’s Board approved Mr. Cuthbert’s exercise of his put option under the Lockup and Put Agreement.

Item 9.01              Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Warwick Valley Telephone Company on March 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

Dated: March 11, 2013	By:	/s/ Brian H. Callahan
Brian H. Callahan
Executive Vice President, Chief Financial Officer and Treasurer